ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

September 24, 2026

PIMCO Corporate & Income Opportunity Fund

1633 Broadway

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to PIMCO Corporate & Income Opportunity Fund (the “Fund”) in connection with the registration statement of the Fund on Form N-2 (the “Registration Statement”) filed on the date hereof under the Securities Act of 1933, and the Investment Company Act of 1940, each as amended, with respect to the sale and issuance of up to a number of its common shares of beneficial interest, par value of $0.00001 per share (the “Common Shares”) having an aggregate offering price up to $1,500,000,000.

We have examined the Fund’s Amended and Restated Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”), and the Fund’s Fourth Amended and Restated Bylaws, and are familiar with the actions taken by the Fund in connection with the issuance and sale of the Common Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1.  The Fund is a duly organized and validly existing unincorporated voluntary association with transferable shares under and by virtue of the laws of The Commonwealth of Massachusetts.

2.  The Common Shares have been duly authorized and, when and if issued and paid for in accordance with the Registration Statement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

The Fund is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Fund or its trustees. The Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of being a shareholder should be limited to circumstances in which the Fund itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Common Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm under the captions “Legal Matters” in the prospectus and “Counsel” in the statement of additional information contained in the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

PTY Shelf Offering Registration Statement Opinion